Exhibit 99.1
EXHIBIT 99.1 RJ Falkner & Company, Inc. Research Profile
INVESTMENT DATA:

Traded	OTC Bulletin Board
Recent Price	$0.85
Fiscal Year Ends	Sept. 30th

Shares Outstanding	19,777,204
Est. Float (shs)	7,300,000
Total Mkt Value	$16.8 Mil.

Earnings Per Diluted Share:
Est. FY2010	$0.15
Est. FY2011	$0.21-$0.22
Est. FY2012	$0.26-$0.27

Symbol	“APNC”
52-Week High:	$1.28
Low:	$0.81

Beneficial Insider Ownership	63%
Institutional Ownership	Nil
FY2010E Return on Equity	26.2	%*

Price / Est. FY2010 Earnings	5.7	X
Price / Est. FY2011 Earnings	4.0	X
Price / Est. FY2012 Earnings	3.2	X

*	Estimated FY2010 after-tax return on beginning shareholders’ equity.
CONDENSED BALANCE SHEET (Unaudited)
June 30, 2010 ($000)

Current Assets	$16,275
Furniture, Fixtures & Equip., net	357
Goodwill	4,376
Intangibles, net	3,252
Deferred Income Taxes	612
Other Assets	161

TOTAL	$25,033

Current Liabilities	$11,451

Shareholders’ Equity	13,582

TOTAL	$25,033

We believe that Access Plans, Inc. (“Access Plans”, “APNC” or “the Company”) represents an unusually attractive “diamond in the rough” type of investment opportunity with limited downside risk and the potential for above-average capital appreciation over the next 12-18 months. The Company designs and manages membership benefit plans that deliver (1) protection, value, and/or savings to consumers and their families and (2) recurring revenue to the businesses and agents that market its products throughout the United States and Canada. The Company’s benefit plans are currently marketed by approximately 55% of the rent-to-own stores in the U.S., and we believe management can replicate this model through other distribution channels that cater to the large “under-banked” segment of the population.
APNC has also developed attractive supplemental benefits that will allow individuals and families to better manage their health care and related expenses, while allowing insurance agents to maintain their incomes if commissions on Major Medical policies are reduced sharply under the recently passed Healthcare Reform Act. We believe this will allow Access Plans to significantly expand the recurring revenue that it generates through its own and third-party insurance agencies. With a nearly debt-free balance sheet, an estimated after-tax return on beginning shareholders’ equity of 26.2% in FY2010, a projected average annual earnings growth rate of 15%-plus, and a common stock that is currently trading at 4X estimated FY2011 EPS, we consider APNC very attractive for investors with a 12-18 month time horizon. If our earnings expectations prove realistic, we believe the stock can appreciate 215%-290% from current levels by the end of calendar 2011.
RJ FALKNER & COMPANY, INC. is an independent research firm which publishes research reports with respect to the securities of its clients. The information contained herein is based upon sources which we consider reliable but is not guaranteed by us, nor does this report represent a solicitation to buy or sell the securities discussed herein. The information contained herein is subject to change without notice, and we assume no responsibility to update the information in this report. Additional information is available upon request. Any sales and/or earnings forecasts included herein were independently prepared by RJ FALKNER & COMPANY, INC. unless otherwise stated, and are not endorsed by the management of the company which is the subject of this report. RJ FALKNER & COMPANY, INC. and/or its employees, officers, affiliates or members of their families may have long or short positions in the securities discussed in the research reports (and/or options or warrants relating thereto) and may purchase and/or sell the securities or options/warrants from time to time in the open market or otherwise. RJ FALKNER & COMPANY, INC. and/or its employees, officers, affiliates or members of their families may have long or short positions in the securities discussed in the research reports (and/or options or warrants relating thereto) and may purchase and/or sell the securities or options/warrants from time to time in the open market or otherwise. RJ FALKNER & COMPANY, INC. derives its compensation from the provision of research reports and investor relations consulting services. RJ FALKNER & COMPANY, INC. receives a cash retainer of $3,500 per month from ACCESS PLANS, INC. for the periodic publication of research reports on the Company and the provision of other consulting services, an officer of RJ FALKNER & COMPANY, INC. has been granted an option (expiring July 2015) to purchase 50,000 shares of APNC common stock at an exercise price of $0.95 per share, and the same officer of RJ FALKNER & COMPANY, INC. currently owns 8,500 shares of APNC common stock.

ACCESS PLANS, INC.
INVESTMENT HIGHLIGHTS:
•
Access Plans, Inc. has developed a very efficient and highly profitable business model that annually generates over $650,000 in revenue and approximately $43,000 in net earnings per APNC employee. The Company designs, markets and manages membership benefit plans that are sold to consumers through retailers and other marketing channels as an “add-on” to larger purchase transactions, thereby providing (1) high-margin recurring revenue to Access Plans and its business customers and (2) protection, savings and/or valuable services to consumers and their families.

•
The Company has been highly successful in marketing its memberships to retailers that cater to millions of “under-banked” Americans, who seldom use credit cards and often pay cash for their daily living expenses. APNC currently markets memberships to approximately 55% of all rent-to-own stores in the U.S. Its largest customer is $2.7 billion (revenue) Rent-A-Center, Inc., America’s largest chain of rent-to-own stores (Nasdaq Global Select Market: RCII). Management believes it can replicate its successful business model through other retailers and distribution channels. For example, the Company has developed membership benefit plans for FAMSA USA, a retailer of consumer electronics, appliances, etc., that caters to the Hispanic community. Its plans are also being sold through smaller retail chains and independent stores as an “add-on” sale to larger purchases.

•
Access Plans should require minimal capital to execute its business strategy, since it does not have to inventory products and services; there is no exposure to losses resulting from theft or obsolescence; the Company pays no cash to vendors prior to its receipt of payment from the consumers of its products and services (with the exception of commission advances to insurance agents); and the Company’s benefit programs are sold to the ultimate consumer by the employees of its business customers, thereby minimizing distribution expenses. This suggests that the Company should generate a significant and growing stream of “free” cash flow from operations that could be available for acquisitions, future cash dividends, and/or stock repurchases.

•
We are particularly intrigued with the Company’s new Smart Solution Plus package of healthcare-related benefits that will be offered through Access Plans’ agency, America’s Health Care Plan (AHCP), and independent insurance agents in conjunction with Major Medical health insurance policies. We believe future increases in Major Medical health insurance premiums will force many individuals and families to switch to higher-deductible insurance policies in order to “manage” their health care and related expenses. Effective January 1, 2011, the commissions paid to insurance agents on Major Medical policies are scheduled to drop sharply in accordance with the requirements of the Healthcare Reform Act. Access Plans’ Smart Solution Plus program provides individuals and families with tools to more effectively manage their healthcare expenses, including accident medical expense coverage, accidental death and dismemberment payments, medical/dental/vision/hearing care and prescription discounts, physician/nurse “helpline” services, alternative health benefits, and retail/restaurant discounts, for a modest $50 per month fee. Meanwhile, the commissions paid to agents on sales of Smart Solution Plus plans will replace a significant amount of the Major Medical insurance commission income that will be lost by insurance agents under the Healthcare Reform Act. This appears to be an attractive solution that can significantly expand APNC’s revenues, while increasing the profit margins on sales generated by insurance agents.

•
Access Plans’ management team, under the direction of CEO Danny Wright and President Brett Wimberley, has extensive experience in the development and marketing of membership benefit programs and has developed strong relationships with vendors of the products and services incorporated into the Company’s programs. We believe this highly valuable “intangible” asset, which is not reflected on the Company’s balance sheet, will allow APNC to take advantage of internal and external (i.e., acquisitions) growth opportunities that will benefit shareholder value in coming years.

•
On November 10, 2010, APNC announced that it intends to explore a broad range of strategic alternatives to enhance shareholder value, including, but not limited to, entering into a “going private” transaction, raising or borrowing money for future acquisitions, or one or more other transactions. In this regard the Company has retained Southwest Securities, Inc. to serve as its financial advisor. The Company’s Board of Directors may determine that none of the strategic alternatives is appropriate, and there can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding the review of these strategic alternatives until the Board of Directors has approved a specific course of action, the Board deems disclosure of significant developments to be appropriate, or the Company is legally required to do so.

ACCESS PLANS, INC.
•
The financial aspects of an investment in Access Plans are compelling, in our opinion. The Company’s balance sheet is almost debt-free, with outstanding notes payable of only $546,930, versus shareholders’ equity of $13.6 million. We expect APNC to report an after-tax return on beginning shareholders’ equity of approximately 26.2% in the fiscal year that ended September 30, 2010, and our projections call for diluted EPS to grow at a 15% or better average annual rate in FY2011 and for the foreseeable future. Despite these impressive statistics, APNC shares, at their recent price of $0.85 on the OTC Bulletin Board, are trading at approximately 4X our EPS estimate of $0.21-$0.22 for the fiscal year that ends in less than 12 months (9/30/11).

•
We consider the shares of Access Plans, Inc. highly attractive for intermediate- to long-term capital appreciation potential over the next several years. Based upon a generally accepted “rule of thumb” that growth stocks should command a P/E ratio of approximately 1X their earnings growth rate, we believe APNC shares should sell for at least 13X-15X earnings as the success of the Company’s business model becomes apparent to investors. Based upon our EPS estimate ($0.21-$0.22) for the upcoming fiscal year, this suggests the potential for capital appreciation of 215%-290% in APNC shares (to the $2.70-$3.30 area) over the next 12-18 months.

Access Plans, Inc. (“APNC”) was founded in 1998 as a provider of discount medical plans with a focus on creating, marketing and distributing membership savings programs primarily to underserved markets in the United States. Its original programs offered attractive savings in approximately 16 areas of health care, including physician visits, hospital stays, chiropractics, vision, dental, pharmacy, hearing and patient advocacy, among others. In February 2007, the Company completed a merger/acquisition with BMS Holding Company, Inc. and its subsidiary, Benefit Marketing Solutions, LLC (“BMS”), which currently provides membership plans to over 4,800 retail stores in the rent-to-own industry. BMS also provides membership benefit programs for financial organizations, employer groups, retailers and association-based organizations. These membership programs are sold as part of a point-of-sale transaction or through direct marketing efforts.
In April 2009, the Company acquired Access Plans USA, which markets health insurance and develops/distributes consumer-driven discount plans for a variety of health-related services, including medical, dental, pharmacy and vision care, and manages its own proprietary dental and vision networks. Following the acquisition, the Company formed a holding company, Access Plans, Inc., that became the publicly-traded holding vehicle for all of the above-noted entities.
Today, APNC designs, markets and manages membership benefit programs that allow its clients (other businesses) to leverage their existing customer relationships into incremental recurring revenue streams. The Company presently markets memberships to approximately 55% of the rent-to-own stores in the U.S., and almost 50% of the customers of these stores purchase Access Plans benefit programs. APNC’s growth strategy includes the replication of this successful business model through additional distribution channels, including other retailers, product rental companies, and its own and third-party health insurance agents.
The Company’s strength lies in its ability to design customized products for any market. Presently, more than 50,000 individuals (mostly employees of its business customers) sell APNC benefit plans that protect members, save them money, or deliver a valuable service that enhances their daily lives. Neither APNC nor its business customers is required to invest in inventory, they are not subject to loss by theft or obsolescence, and no cash outlays to vendors (other than commission advances to insurance agents) are required prior to the receipt of payment from benefit program members. As a result of the unique characteristics of its business model, Access Plans, Inc. enjoys very high employee productivity, which is evident in annual revenues per employee of over $650,000 and net earnings per employee of approximately $43,000.
The financial metrics of APNC’s business are quite impressive. For the year ended September 30, 2010, we expect the Company to report net income of over $3.0 million, or $0.15 per diluted share, on revenues of approximately $54 million, representing an after-tax return on beginning shareholders’ equity of approximately 26.2%. The Company has also dramatically improved its balance sheet in recent years. Only $546,930 in total debt is currently outstanding, compared with shareholders’ equity of $13.6 million and tangible net worth of $5.9 million. Operating cash flows are strong, with over $1.9 million in cash generated from operations during the first nine months of FY2010.
In the following section of this report, we describe in greater detail the Company’s membership benefit programs and the target customers for such programs.
Wholesale Plans Division
APNC’s Wholesale Plans Division provides clients, primarily rent-to-own and other retail stores, with customized membership marketing plans that leverage their brand name and customer relationships into recurring revenue streams from sales that are incremental to the primary product or service being purchased by consumers at the stores.

ACCESS PLANS, INC.
The average monthly contribution by workers for single and family healthcare coverage rose from $8 and $52, respectively, in 1988, to $65 and $293, respectively, in 2009.
Source:Kaiser Family Foundation
and Health Research and Educational Trust
“Employer Health Benefits, 2009 Annual Survey”
These plans provide the consumer with extended service protection on leased property; an involuntary unemployment waiver; savings on medical services; accidental death and dismemberment benefits; and discount savings on dining, entertainment, automotive, and financial services, etc.
The value provided to Access Plans’ business clients includes increased customer attraction and retention, along with the generation of incremental fee income with limited risk or capital cost. By implementing these plans repetitively, APNC’s management team is uniquely qualified to efficiently assist the Company’s clients in achieving their goals, while avoiding operational and marketing pitfalls. Since the plans are marketed directly to consumers by the employees of APNC’s business clients as an “add-on” to the primary product or service being purchased, the Company does not need to hire and train a large sales force. Access Plans, Inc. is primarily involved in (1) designing and customizing the benefit plans to fit the needs of its clients’ customers and (2) the administration of the benefit plans. These activities are scalable and allow APNC to leverage its semi-fixed employment and corporate infrastructure to achieve higher profit margins as revenues increase.
The largest customer segment currently served by the Wholesale Plans Division involves the rent-to-own industry, which primarily serves “under-banked” Americans that pay cash for most day-to-day expenses and do not extensively use credit cards or checking accounts. There are tens of millions of under-banked Americans. They tend to pay utility bills and purchase groceries with cash, often rent (with an option to buy) furniture and appliances, purchase automobiles at “buy here / pay here” used car lots, patronize pawn shops and payday loan companies, and generally live from paycheck to paycheck. By structuring benefit plans that are compatible with the weekly or monthly cash flows of this large under-banked segment of the population, APNC is able to provide value to consumers while generating profitable and recurring revenue streams to the Company and its business clients.
Currently, the Company’s biggest customer is Rent-A-Center, Inc. (Nasdaq Global Market: RCII), the largest rent-to-own retailer in the U.S., with annual revenues in excess of $2.7 billion. Over 40% of Rent-A-Center’s customers purchase APNC’s membership benefit plan (“Benefits Plus”) as an add-on to RCII’s rental of furniture, television sets, appliances, etc. Rent-A-Center has been a customer of APNC for six years, and Access Plans has been able to leverage its success with its largest customer to develop client relationships with other rent-to-own chains and individual store operators. Meanwhile, the Company’s business with Rent-A-Center should continue to expand as new stores are opened throughout the U.S. and as APNC expands its presence in Rent-A-Center stores into Puerto Rico.
Retail Plans Division
The Retail Plans Division primarily offers healthcare savings plans and association memberships that provide discount medical features. These healthcare savings plans are not insurance, but they allow members access to a variety of healthcare networks that provide discounts from usual and customary fees. Such plans include wellness programs; prescription drug, vision, hearing and dental discount programs; medical discount cards; and limited-benefit insured plans. Members pay healthcare providers the discounted rate at the time services are provided to them. These plans are designed to serve markets in which individuals and families either have no health insurance or limited healthcare benefits.
This division has replicated many of the features that have allowed the Wholesale Plans Division to be highly successful in the rent-to-own industry in the development of plans for other retailers and direct marketing channels. Currently, one of the largest Retail Plans Division customers is FAMSA USA, a retailer of consumer electronics, household appliances, etc., that caters to the Hispanic community through its more than 50 stores in the U.S. Since FAMSA’s parent company has over 350 branches in Mexico, we believe Access Plans, Inc. may eventually expand its market south of the border with this customer.
The Retail Plans Division intends to develop additional channels for marketing its plans directly to consumers as an “add-on” sale to the purchase of other products and services.
Healthcare Industry and the Health Reform Act
APNC’s membership benefit plans offer healthcare solutions for individuals and families who are insured, underinsured (limited benefit insurance plans), and uninsured.
The uninsured. It is estimated that 15.4% of all Americans (46.3 million individuals) were living without health insurance coverage in 2008, an increase of 600,000 when compared with the previous year (Source: U.S. Census Bureau). Among the uninsured are 8.2% of people with income exceeding $75,000 annually. The percentage of people working full-time without health insurance in 2008 totaled 17.2%, an increase from 17.0% in 2007. Nationally, healthcare expenditures totaled $2.56 trillion in 2009, versus $1.35 trillion in 2000 (Source: U.S. Centers for Medicare and Medicaid Services). Costs of healthcare (in doctor’s offices and hospitals) for self-paying uninsured patients are typically far higher than the amount an insured and his or her insurance company would pay for the same healthcare services. Thus, growing numbers of uninsured Americans have special needs for accessing affordable healthcare.

ACCESS PLANS, INC.
The insured and underinsured. In 2008, it is estimated that 58.5% of the U.S. population participated in employer-sponsored medical insurance plans, continuing a trend of year-by-year decreases that has been evident for some time. Data from the Kaiser Family Foundation reveals that employers are requiring employees to contribute more in cost-sharing (premiums, deductibles and/or co-payments) for their health insurance. During the past ten years, the average premiums for family coverage have increased approximately 131%, far in excess of the overall inflation rate in the U.S. These increases are impacting the employees of small businesses particularly hard, because in order to keep premiums affordable, healthcare benefit packages generally include higher cost-sharing levels through larger deductibles and co-payments than packages offered by large employers. Therefore, higher costs are not only being felt by the employers, but also by their employees. The average monthly contribution by workers for single and family healthcare coverage rose from $8 and $52, respectively, in 1988, to $65 and $293, respectively, in 2009. The average cost of family coverage is now over $13,375 per year, including worker contributions of $3,515. Not surprisingly, employers are looking for alternatives. Approximately 60% of employers offered health benefits in 2009, compared with 63% reported for 2008. The cost of health insurance remains the primary reason cited by firms for not offering health benefits.
Over-utilization, increasing regulation and legislation. Over-utilization of the healthcare system represents one of the factors contributing to the above-noted increasing cost trends. American citizens are utilizing healthcare services at an ever-increasing rate. Behind this phenomenon is the fact that insurance plans and healthcare management organizations are structured to encourage usage. Small co-payments, which average $20 to $30 per physician office visit, encourage insured consumers to use the healthcare system more frequently, because they do not perceive themselves as ultimately having to pay the full costs of the medical services rendered.
Over the past several years, a number of insurers have discontinued offering their insurance products in certain states, due to regulations that no longer provide for a viable operating environment. As a result of these health coverage cancellations, those formerly insured individuals and families are required to pay more for their insurance coverage, cannot obtain any coverage because of pre-existing conditions, or simply choose to remain uninsured for healthcare.
In 2009, 59% of employers with between 3 and 199 workers provided health insurance, down from 68% nine years earlier (2000). Small firms with fewer than 500 employees represented 99.9 percent of the 29.6 million U.S. businesses in 2008. In addition, small businesses have accounted for 64% of net new jobs annually over the last 15 years. Individuals working for small businesses often do not have access to group health insurance at affordable rates. As the number of uninsured individuals has increased, the market potential for APNC’s non-insurance healthcare savings programs has expanded significantly.
Moreover, the number of American seniors aged 65 and older is expected to increase from 39 million in 2010 (12% of the population) to 89 million (21% of the population) in 2050. While the federal Medicare program covers a portion of healthcare expenses for senior Americans, gaps in coverage provide a significant market for APNC’s supplemental healthcare savings programs.
In March 2010, Congress passed, and President Obama signed, the Patient Protection and Affordable Care Act (PPACA). Along with the Health Care and Education Reconciliation Act of 2010, which was also signed into law last March, this healthcare reform agenda is often referred to as the Health Reform Act. The law includes numerous health-related provisions scheduled to take effect over the next four years, including expansions in Medicaid eligibility, subsidizing insurance premiums, providing incentives for businesses to offer healthcare benefits, prohibiting denial of coverage/claims based on pre-existing conditions, establishing health insurance exchanges, and providing support for medical research.
The costs of these provisions are supposed to be offset by a variety of taxes, fees, and cost-saving measures (including a $500 billion reduction in Medicare spending). The American public was led to believe, prior to passage of the legislation, that millions of uninsured individuals and families would gain access to affordable health insurance, while those already insured would not be penalized by higher costs for their access to the healthcare system. Unfortunately, it is becoming apparent that these were “Alice in Wonderland” promises, as the pace of health insurance premium increases has already begun to accelerate significantly (the author of this report was shocked to learn that the annual premiums for his firm’s group health insurance coverage with Blue Cross Blue Shield of Texas is scheduled to rise 40% when the policy renews later this year).
We believe it is becoming increasingly apparent that, with or without the Health Reform Act, a growing percentage of our nation’s population will be forced to pay higher deductibles and co-payments under their Major Medical insurance policies. We believe this presents a huge opportunity for Access Plans, Inc., as people seek affordable ways to reduce the share of healthcare costs that must be paid out of their own pocketbooks.

ACCESS PLANS, INC.
“Businesses that provide employee medical insurance are braced for another large jump in medical expenses next year, and more will call upon employees to share a larger portion of the costs, according to a recent PriceWaterhouseCoopers report.”
“Health Insurance Expenses Skyrocket Under ObamaCare” Donald Chase InsuranceRate.com June 15, 2010
Insurance Marketing and “Smart Solution Plus”
In April 2009, the Company acquired Access Plans USA, Inc, a company that markets health insurance; develops and distributes consumer-driven discount plans covering a variety of health-related services, including medical, dental, pharmacy, hearing, and vision care; and manages its own proprietary dental and vision networks.
We believe the appeal of the Access Plans USA acquisition primarily involved the healthcare discount plans, which are very profitable, whereas the insurance marketing agency business, while profitable, has traditionally been a low-margin business. APNC now has an opportunity to increase sales of high-margin healthcare benefit programs through its national network of health insurance agents and through other non-affiliated health insurance agencies. In early December, the Company will launch a new healthcare benefits program called Smart Solution Plus to address major challenges facing American families and health insurance marketing agents due to the impact of the Health Reform Act and/or rising health insurance costs. These challenges are as follows:
•
As healthcare costs continue to rise for insured, underinsured and uninsured individuals and families in coming years, Americans will be forced to seek alternative ways to reduce their out-of-pocket expenses for health care; and

•	As a result of the Health Reform Act, commissions paid to insurance marketing agents on the sale of Major Medical policies are scheduled to drop sharply as of January 1, 2011.
Thus, in essence, individuals and families will be getting less healthcare coverage out of their Major Medical policies in coming years, and the agents who sell such policies could see their earnings drop significantly under the provisions of the Health Reform Act, which requires that 80% of Major Medical policy premiums be spent directly on the care of the policyholders. This could sharply reduce the amount of premium income available for insurance agent commissions.
APNC has developed its Smart Solution Plus benefits program, which is not a health insurance product and is therefore not subject to the Health Reform Act, to address the medical cost savings needs of Americans. At the same time, Smart Solution Plus will provide insurance agents a product to sell that can replace a large share of the commission income that may be lost due to (1) the scheduled reduction in health insurance policy commissions under the Health Reform Act and/or (2) fewer health insurance benefits being provided by companies to their employees. We believe this new initiative by Access Plans is more attractive to insurance agents than similar programs introduced, to date, by the Company’s competitors, and it presents an opportunity for APNC to greatly expand sales of its healthcare benefit programs via a powerful marketing channel comprised of its own and third-party insurance marketing agents.
Access Plans will offer three benefit packages to consumers, but we expect that most individuals and families will find the Smart Solution Plus program, at a retail cost of $54.95 per month, to have the broadest appeal in terms of perceived value in reducing the out-of-pocket costs of accessing the American healthcare system. The Smart Solution Plus program includes the following benefits:
•	$5,000 Accident Medical Expense (AME) Coverage

•	$10,000 Accidental Death and Dismemberment (AD&D) Coverage

•	Premium Protection

•	Patient Advocacy Services

•	24-Hour Nurse Hotline

•	24-Hour Physician Consultation

•	Dental Services Discounts

•	Prescription Discounts

•	Discounts on Alternative Medicine Services (including Chiropractors)

•	Vision Care Discounts

•	Hearing Care Discounts

•	Discounts at Restaurants, Retail Stores, etc.
The Accident Medical Expense and the Accidental Death and Dismemberment Expense coverages are underwritten by a third-party company, and the various discounts are negotiated among third-party vendors by APNC, which has extensive experience in developing benefit programs that deliver consumer benefits and high profit margins to the Company. In addition, Smart Solution Plus has been designed to replace much of the compensation that health insurance marketing agents are scheduled to lose under the Health Reform Act’s guidelines that go into effect January 1, 2011. We believe this will provide insurance agents with a compelling new product to sell, while generating much higher margins to APNC than are derived from Major Medical insurance policy sales.

ACCESS PLANS, INC.
THE OUTLOOK
For the nine months ended June 30, 2010, APNC reported net income of approximately $2.6 million, or $0.13 per diluted share, compared with net income of $2.1 million, or $0.13 per diluted share, in the first nine months of FY2009. Revenue increased 61% to $41.1 million, versus $25.5 million, primarily due to the Company’s acquisition of Access Plans USA in April 2009, along with an increase in the number of rent-to-own stores offering APNC’s membership benefit plans to their customers and the addition of new contracts outside of the rent-to-own industry. Operating income rose 35%, while net income increased 20%, when compared with the prior-year period. The greater percentage increase in revenues, when compared with the gains in operating and net income, reflects the lower margins earned on the sale of Major Medical health insurance policies sold by AHCP agents, relative to the Company’s non-insurance membership benefits programs. Also, the Company incurred significant start-up costs related to a new marketing channel in its Retail Plans Division in the third quarter of FY2010. We expect similar costs to impact the fourth quarter of FY2010, before the channel becomes profitable in FY2011. The weighted average number of diluted shares outstanding increased 22% to 20,134,000 in the first nine months of FY2010, when compared with 16,534,000 shares in the corresponding period of the previous year, reflecting new shares issued in the April 2009 acquisition of Access Plans USA.
For the year ended September 30, 2010, we expect the Company to earn approximately $3.2 million, or $0.15 per share, on revenue of approximately $54 million. If these estimates are achieved, APNC’s after-tax return on beginning shareholders’ equity should approximate 26.2%, which is well above the average ROI of 14.0% generated by the companies in the Dow-Jones Industrial Average.
We believe FY2011, which ends in less than 11 months (9/30/11) should be an exciting year of growth for Access Plans, Inc. The wholesale marketing of membership benefit plans should continue to increase as more rent-to-own stores open and as APNC expands its presence within Rent-A-Center, Inc. stores into Puerto Rico. In the Retail Plans division, expansion of the Company’s program with FAMSA, combined with increased marketing via direct-to-consumer channels and initial sales of the new Smart Solution Plus healthcare benefit programs, should propel revenues well above FY2010 levels. These gains will be partly offset by decreases in Major Medical insurance premiums, reflecting an expected decline in the number of policies sold by the Company’s insurance agents as a number of agents exit the business due to lower insurance policy commissions under the Healthcare Reform Act. Overall, we expect the Company’s net income to increase 40% or more to $4.2 million-plus, while earnings per diluted share should rise 40%-45% to $0.21-$0.22, on revenues of more than $62 million in FY2011.
Our tentative projection for FY2012, which ends September 30, 2012, calls for the Company to earn $0.26-$0.27 per diluted share (+18%-28%) on revenues exceeding $71 million. While we have not assumed any acquisitions in our projections for the FY2010-FY2012 period, strong growth in “free cash flows” could allow the Company to make one or more acquisitions with the potential to increase revenue and net income above the levels projected in this report.
Access Plans, Inc. should have little difficulty accessing the funds necessary to support the internal growth we anticipate during the next several years. The investments necessary to expand the portfolio of membership benefits available to APNC’s business clients and their customers are minimal, there is no exposure to losses resulting from theft or obsolescence, APNC pays no cash to vendors prior to receipt of payment by the ultimate consumers of its products and services (with the exception of commission advances to insurance agents), and the Company’s benefit programs are mostly sold to the ultimate consumer by the employees of its business customers, thereby eliminating significant sales expenses. As a result, capital expenditures are minimal, as evidenced by the fact that less than 6% ($112,910) of the approximately $2.0 million in cash generated from operating activities in the first nine months of FY2010 was required for the purchase of equipment and other fixed assets. After paying down over $1.5 million in outstanding debt and repurchasing $500,000 worth of common stock, APNC still modestly increased its unrestricted cash and cash equivalents, to $4.4 million, in the nine months ended June 30, 2010.
We believe cash generated from Access Plans’ operations will continue to exceed the Company’s ability to reinvest funds into its current business model in coming years. This suggests that cash and cash equivalents should continue to increase, unless APNC invests some portion of its liquid assets into one or more accretive acquisitions, the Board of Directors elects to implement a cash dividend program, or the Company chooses to repurchase additional shares of its outstanding common stock.
As of June 30, 2010, APNC’s current ratio stood at a healthy 1.4-to-1.0 (current assets = $16.3 million vs. current liabilities = $11.5 million). Meanwhile, the Company’s capital structure consisted of $546,930 in notes payable and $13.6 million in shareholders’ equity (equivalent to a book value of $0.69 per share of outstanding common stock).

ACCESS PLANS, INC.
INVESTMENT CONSIDERATIONS
In our opinion, Access Plans, Inc. is pursuing a highly effective and relatively low-risk growth strategy that should deliver outstanding value to shareholders in coming years.
We believe the Company’s ability to (1) replicate its success in developing and marketing membership benefit plans for rent-to-own stores into other retail and consumer-direct channels and (2) exploit the challenges presented to American families as a result of rising premiums, co-payments and other health insurance costs, should allow APNC to generate earnings growth at a 15%-plus average annual rate for the foreseeable future. By any definition, if these expectations prove realistic, Access Plans, Inc. would be considered a “growth company”, the stocks of which typically command price/earnings ratios that are approximately equivalent to 1X the long-term growth rate (i.e., 15X earnings in APNC’s case). At their recent price of $0.85, APNC shares are trading at approximately 4X our estimate of FY2011 earnings. We have assumed that the P/E ratio accorded APNC shares will expand to 13X-15X within the next 12-18 months. Based upon our EPS estimate of $0.21-$0.22 for the upcoming fiscal year, this suggests that APNC shares have the potential to appreciate 215%-290% from current levels (to the $2.70-$3.30 area) by the end of calendar 2011. We consider the stock highly attractive for growth-oriented investors seeking above-average capital gains on an intermediate- to long-term basis. Because the stock is often thinly traded, investors are advised to use “limit” orders when buying or selling APNC shares.
Potential investors in APNC should note that the Company has announced its intentions to explore a broad range of strategic alternatives to enhance shareholder value, including, but not limited to, entering into a “going private” transaction, raising or borrowing money for future acquisitions, or one or more other transactions. In this regard the Company has retained Southwest Securities, Inc. to serve as its financial advisor. The Company’s Board of Directors may determine that none of the strategic alternatives is appropriate, and there can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding the review of these strategic alternatives until the Board of Directors has approved a specific course of action, the Board deems disclosure of significant developments to be appropriate, or the Company is legally required to do so.
There are currently 19.8 million common shares outstanding, and we estimate the public “float” at approximately 7.3 million shares. Insiders beneficially own about 63% of the Company, while institutional ownership is currently insignificant. The stock is listed on the OTC Bulletin Board under the symbol “APNC”. We expect the Company to seek a listing of its common stock on a national stock exchange (NYSE-Amex or Nasdaq) when it meets the necessary listing requirements.
R. Jerry Falkner, CFA
November 12, 2010
Additional information on the Company can be found on the Internet at:
www.accessplans.com
www.rjfalkner.com

ACCESS PLANS, INC.
Condensed Statements of Income
(In thousands, except per-share data)

For the Years Ended Sept. 30	2008	2009	2010E	2011E	2012E

Net Revenues	$20,914	$39,081	$54,000	$62,500	$71,500
Operating Income	4,882	4,288	4,975	7,125	8,910
Other Income, net	15	200	25	50	50
Income Before Income Taxes	4,897	4,488	5,000	7,175	8,960
Income Tax Expense	2,189	1,049	1,980	2,825	3,530
Net Income	$2,708	$3,439	$3,020	$4,350	$5,430

Diluted E.P.S.	$0.18	$0.19	$0.15	$0.21	$0.27

Weighted Avg. Diluted Shares Out (000)	15,262	18,247	20,150	20,200	20,500
This Research Profile contains “forward-looking” statements within the meaning of U.S. federal securities laws. Forward-looking statements regarding the Company’s performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, changes in revenue mix, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and other risks discussed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, RJ Falkner & Company, Inc. undertakes no obligation to update these statements for revisions or changes after the date of this report.
RJ FALKNER & COMPANY, INC. publishes research reports on small- and micro-cap companies and provides consulting services to such companies. The information contained in our reports is based upon sources which we consider reliable but is not guaranteed by us, nor do such reports represent a solicitation to buy or sell the securities discussed therein. The information and opinions contained in our research reports are based upon publicly available information as of the date such reports are published. Readers of our reports should recognize that the information, projections, opinions, and/or conclusions contained in the reports may have changed since publication, and we assume no responsibility for updating the reports as a result of such changes. This report may include financial information that is not prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. Readers of this report should review the financial information provided by the subject company of this report in its 10-K, 10-Q and 8-K filings with the Securities and Exchange Commission.
Additional information on the companies discussed in our research reports is available upon request by contacting us at 800-377-9893. While we are paid by the companies that are the subject of our research reports for the provision of research coverage, we are not an agent of such companies, and all of the views expressed in our research reports accurately reflect our research analysts’ personal views about any and all of the subject securities or issuers. No part of our research analysts’ compensation was, is, or will be, directly or indirectly related to the specific recommendations or views expressed by such analysts in the research reports. All opinions and/or conclusions in our research reports were developed independently by the analysts writing the reports, unless otherwise stated. Our analyses of small-and micro-cap companies have been independently prepared by us, and any sales and/or earnings forecasts included in our research reports were independently prepared by RJ FALKNER & COMPANY, INC., unless otherwise stated, and are not endorsed by the managements of the companies which are the subject of our reports. Such sales and/or earnings forecasts were prepared based upon historical information that was available to the public as of the date of publication of the reports. Use of these reports may be subject to the applicable rules of certain self-regulatory organizations, and securities mentioned in the reports which are traded over-the-counter may not be cleared for sale in certain states.
RJ FALKNER & COMPANY, INC. and/or its employees, officers, affiliates or members of their families may have long or short positions in the securities discussed in the research reports (and/or options or warrants relating thereto) and may purchase and/or sell the securities or options/warrants from time to time in the open market or otherwise. RJ FALKNER & COMPANY, INC. derives its compensation from the provision of research reports and investor relations consulting services. RJ FALKNER & COMPANY, INC. receives a cash retainer of $3,500 per month from ACCESS PLANS, INC. for the periodic publication of research reports on the Company and the provision of other consulting services, an officer of RJ FALKNER & COMPANY, INC. has been granted an option (expiring July 2015) to purchase 50,000 shares of APNC common stock at an exercise price of $0.95 per share, and the same officer of RJ FALKNER & COMPANY, INC. currently owns 8,500 shares of APNC common stock.